John W. Hlywak, Jr. (Investors)           Jay Higham (Media/Physicians)
Senior Vice President & CFO               Senior Vice President of Marketing

IntegraMed America, Inc.                  IntegraMed America, Inc.
(914) 251-4143                            (914) 251-4127

email:  jhlywak@integramed.com            email:  jhigham@integramed.com
Web Address:  http://www.integramed.com
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Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
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(212) 838-3777
Bruce Voss (bvoss@lhai.com)
            --------------
(310) 691-7100

www.lhai.com
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INTEGRAMED NO. 12 ON CRAIN'S LIST OF FASTEST GROWING NEW YORK COMPANIES

Purchase, NY, October 6, 2003 - IntegraMed America, Inc. (Nasdaq: INMD), the nation's leading fertility company, debuted at number 12 in the Crain's New York Business publication of fastest growing companies based on a report published in the September 15, 2003 issue of the magazine.

"IntegraMed's ranking in Crain's New York Business is a reflection of our focus on building a strong company," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "This recognition is the third such award we have received in the last two months and it surely validates the disciplined approach we have taken to providing high quality products and services to consumers and medical providers alike in the fertility field."

The Crain's ranking is based on the sum of company rankings in revenue growth rate, net income growth rate and share price appreciation from 2000 through 2002. Companies that qualify for consideration by Crain's must have been publicly traded companies for at least the last three years and headquartered in the greater New York City area.

IntegraMed America, based in Purchase, NY, is focused on the $2 billion infertility industry, and offers products and services to patients and providers. Specifically, the Company offers marketing programs, information systems, facility development and financial services to a national network of Fertility Centers; distributes pharmaceutical products and financing programs directly to patients; and, operates www.integramed.com, an award-winning infertility Web Site.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.


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